Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

TyrNovo Ltd.:

We consent to the incorporation by reference in the registration statements No. 333-207117, No. 333-211477 and No. 333-215037 on Form F-3 and registration statements No. 333-211478 and No. 333-218538 on Form S-8 of Kitov Pharmaceuticals Holdings Ltd. of our report dated June 8, 2017, with respect to the statement of financial position of TyrNovo Ltd. as of December 31, 2016, and the related statements of operations, changes in equity (deficit) and cash flow for the year ended December 31, 2016, which report appears in the Form 6-K of Kitov Pharmaceuticals Holdings Ltd. dated June 8, 2017.

Our qualified report dated June 8, 2017, contains an explanatory paragraph that states that the Company’s financial statements do not include comparative figures as required by IAS 1.

Somekh Chaikin

Certified Public Accountants (Israel)

A member firm of KPMG International

Tel Aviv, Israel

June 11, 2017